SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2008

FERIS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-24477	86-0776876
(Commission File Number)	(I.R.S. Employer Identification No.)

8439 Sunset Boulevard, 2nd Floor, West Hollywood, CA	90069
(Address of Principal Executive Offices)	(Zip Code)

800 504 8834
(Registrant’s Telephone Number, Including Area Code)

3155 East Patrick Lane, Suite 1, Las Vegas, Nevada 89120
(Former Name or Former Address, if Changed Since Last Report)

Item 2.01 Completion of Acquisition or Disposition of Assets

On or about March 10, 2008, pursuant to an Agreement and Plan of Merger dated as of August 20, 2007 (the “Merger Agreement”) by and among Feris International, Inc. (“Feris”), Feris Merger Sub, Inc. and Patty Linson, on the one hand; and Pro Sports & Entertainment, Inc. (“PSEI” or the “Company”), on the other hand, Feris issued 49,500,000 shares of its common stock in exchange (the “Exchange”) for all of the issued and outstanding shares of the Company. Pursuant to the terms of the Share Exchange Agreement, there will be 55,000,000 shares of common stock issued and outstanding after giving effect to the Exchange. As a result of the Merger, PSEI became a wholly owned subsidiary of the Company.

NOTE: The discussion contained in this Item 2.01 relates primarily to PSEI. Information relating to the business and results of operations of Feris and all other information relating to Feris has been previously reported in its Annual Report on Form 10-KSB for the year ended December 31, 2007 and prior periodic filings with the SEC and is herein incorporated by reference to those reports.

Overview

Pro Sports & Entertainment, Inc. (“PSEI”), located in Los Angeles, was formed as a California corporation in November 1998. PSEI owns or is targeting the acquisition of live entertainment companies in the following areas (“Strategic Verticals”): Action Sports, Auto Shows, College Sports, Concerts & Music Festivals, Food Entertainment, Diversified Media Marketing, Motor Sports, Running Events, Trade Shows & Expos, and Talent Management. In addition, the Company has acquired the Stratus Rewards Visa White Card marketing and redemption platform which provides benefits to its cardholders for use of the card in the form of luxury trips, private jet travel, luxury automobiles, high end merchandise and other rewards for specified levels of use. Assuming PSEI is able to raise appropriate capital, PSEI intends to operate its current portfolio of live entertainment events, activate certain existing properties, operate Stratus Rewards and acquire and aggregate a global platform of live entertainment events.

The business plan of PSEI is to own and operate 100% of all event revenue rights and derive its revenue primarily from ticket /admission sales, corporate sponsorship, television, print, radio, on-line and broadcast rights fees, merchandising, and hospitality activities. With additional funding, the objective of management is to build a profitable business by implementing an aggressive acquisition growth plan to acquire quality companies, build corporate infrastructure, and increase organic growth. The plan is to leverage operational efficiencies across an expanded portfolio of events to reduce costs and increase revenues. The Company intends to promote the Stratus Rewards card and its events together, obtaining maximum cross marketing benefit among card members, corporate sponsors and PSEI events.

Strategy

PSEI is a “roll up” strategy, targeting sports and live entertainment events and companies that are independently owned and operated or being divested by larger companies with the plan to aggregate them into one large leading live entertainment company. The strategy is to purchase these events for approximately 4-6 times Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of the events with the expectation that the combined EBITDA of the Company from these events will receive a much higher valuation multiple in the public markets.

Assuming the availability of capital, PSEI is targeting acquisitions of event properties in each of the Strategic Verticals. The goal is to aggressively build-up a critical mass of events, venues and companies that allow for numerous cross-event synergies. Specifically:

•
On the expense side, to share sales, financial and operations resources across multiple events, creating economies of scale, increasing the Company’s purchasing power, eliminating duplicative costs, and bringing standardized operating and financial procedures to all events, thus increasing the margins of all events.

•
On the revenue side, to present to advertisers and corporate sponsors a diverse menu of demographics and programming that allows sponsors “one stop shopping” rather than having to deal with each event on its own.

With these core operational synergies and subject to available capital, PSEI intends to (1) expand its acquisition strategy of additional live sports and entertainment events and companies, (2) combine existing and future events to serve targeted demographic markets, and (3) cross-promote the Stratus Rewards Visa card with these events to enhance the results of the card and event businesses.

The business plan of PSEI is to provide integrated event management, television programming, marketing, talent representation and consulting services in the sports and other live entertainment industries. PSEI’s event management, television programming and marketing services may involve:

•	managing sporting events, such as college bowl games, golf tournaments and auto racing team and events;

•	managing live entertainment events, such as music festivals, car shows and fashion shows;

•	producing television programs, principally sports entertainment and live entertainment programs; and

•	marketing athletes, models and entertainers and organizations.

The objective of this approach is to consolidate event properties and then craft individual large-scale deals to allow companies to bundle advertising across diverse events.

For example, subject to available capital, PSEI is targeting the acquisition of eight music festivals by the end of 2009, with the goal of combining them with its current music festival events and having one event per month. Through these acquisitions, the Company plans to utilize core competencies in the areas of promotion, operations, marketing, sales and distribution. The objective is to afford PSEI better negotiating leverage with cost centers such as advertising, marketing, venue and talent costs on a regional, national and international scale. Additionally, by offering advertisers access to other PSEI’s properties, the Company hopes to create greater value for the advertisers by offering other key demographic target markets to the client and creating greater value, more impression and a higher cost point for less risk.

Properties

The following is the Company’s current portfolio of properties (pursuant to which PSEI has rights to the names and/or contract rights to operate). Most of the properties have never been activated by the Company (such as the college football bowl games), require the payment of additional amounts to complete the acquisitions ( such as the Core Tour alternative sports events) or have not generated revenues in the last year and require reactivation (such as auto shows and music festivals).

College Sports Events

Freedom Bowl College Bowl Game acquired in October 1998 by PSEI. Played for the first time in 1984 at Anaheim Stadium, the Freedom Bowl was for years one of the “big” bowl games, hosting top teams from UCLA, USC, Washington, Colorado, Brigham Young and Arizona State. In 1996 this event became inactive and PSEI is now seeking certification for a 2009 date. PSEI intends to host this event at a major venue for potential 60,000 or more attendees with attendant television rights.

Seattle Bowl College Bowl Game This bowl was known previously as the Aloha Bowl and is up for recertification by the NCAA. PSEI has a letter of intent to use Seattle Seahawk Stadium for this event Sponsorships and television broadcast rights will be negotiated pending the NCAA’s final decision.

PSEI is reviewing the opportunity to acquire an additional college bowl game and combine the three bowls into a series in which common cost centers will be shared and believes that increased sponsorship interest and revenue will result by expanding benefits to all three events. PSEI intends to seek major sponsors for a long-term multi-million title naming sponsorship, providing recurring revenues for multiple years. Implementation will depend on obtaining necessary capital and NCAA certifications.

Action Sports Events

Core Tour Action Sports & Music Festival - The Company entered into a contract to acquire its assets in October 2003. To complete the acquisition, the Company is required to make payment of the balance of $482,126.30 in cash and $125,000 in Common Stock. The event is a summer series of “extreme sports” events and concerts which visit multiple cities including Los Angeles, New York and Chicago. The festival has involves competitions in BMX dirt motorcycle jumping, in-line skating, mountain boarding and skateboarding. A concert series runs in conjunction with the events that features music targeted at the intended market. Past events have resulted in an audience size of approximately 30,000 per day over three days and included major television coverage of the events. PSEI intends to expand this series of events to 4 summer events and 4 winter events for a total of 8 events. The winter events will include snowboarding, skiing and snowmobile racing events.

Auto Show Events

Santa Barbara Concours d’ Elegance - acquired all of the assets in October 1998 from Crane School, after twenty years of operations. This is one of the oldest vintage automobile shows in the USA and in the past has drawn audiences of 40,000 or more per day over a four-day period. Anticipated to be held in October of this year, the show is planned to move from its old location at the Sandpiper golf course in Santa Barbara to the Santa Barbara International Polo Club and Fields, to increase audience and revenue opportunities. This event will compliment the 10 city tour of Concours d’ Elegance events owned by PSEI. PSEI is adding additional elements to this event which include a vintage and modern Italian auto show, American classics auto show, fashion show, music festival, wine festival, charity gala and auction, and a road rally visiting top Central Coast wineries and points of interest. In 2009, PSEI plans to add an auto auction to this week of events.

The Beverly Hills Concours d’ Elegance - acquired in June 2004. The Beverly Hills Concours historically has drawn over 65,000 spectators. In order to allow for ticket revenue and restricted access, PSEI is moving from the Rodeo Drive location used in the past to the Playboy Mansion and UCLA. Past exhibitors at the show have included car enthusiasts such as Jay Leno, Tim Allen and Nicolas Cage. Past corporate sponsors have included Daimler Chrysler, Rolex, Lladro, Ferrari, Brooks Brothers, Mequires, Geary’s of Beverly Hills and Grundy.

PSEI has established or has taken over at no cost, 22 additional auto shows and intends to combine the 29 auto shows into a national series in which common cost centers will be shared. PSEI believes that increased sponsorship interest and revenue will result from this combination. PSEI is currently seeking series and individual event sponsors for a sponsorship.

Concert and Music Festivals

Maui Music Festival - Acquired in October 2003, this three-day event features jazz and alternative rock performers from around the world.  Past events have attracted 3,000 to 5,000 tourists and locals each day. PSEI plans to expand the event to a 5-day format with expos, merchandising opportunities and new music genres, including rhythm and blues and soft rock.

Core Tour Music Festival - This will be part of the Core Tour Action Sports acquisition and is intended to feature music that caters to the younger demographic (the same group to which the events are targeted). PSEI intends to expand the series to operate in part with the action sports series and with additional tour stops that operate separately.

PSEI has established or is taking over at no cost 4 additional music festivals that include the Santa Barbara Music Festival, the Santa Barbara Jazz Festival, the Napa Jazz Festival and the Maui Jazz Festival. PSEI is targeting other key music festival acquisitions and believes that increased sponsorship interest and revenue will result. PSEI intends to expand the ticket, merchandising, concessions and sponsorship revenues by creating a series of events and key geographic locations, and by providing a venue for emerging talent to showcase, at little to no talent fee cost to PSEI, and by leveraging the booking of talent among a larger number of performances to reduce the cost per event.

Talent Management Vertical

Pro Sports Talent Management - acquired in November 2000 from a PSEI executive, this effort has represented over 100 professional and retired athletes and has held non-exclusive agreements to represent appearances, corporate endorsements and player contracts to such highly recognized names as Muhammad Ali, Kareem Abdul-Jabbar and Joe Namath .

PSEI’s talent representation activities are planned to consist of athletes, entertainers and models principally with representation in contract and endorsement negotiations. PSEI expects to receive a percentage of monies earned by an athlete client, of approximately 4% of a player’s sports contract and approximately from 15% to 25% of endorsement deals. It is expected that modeling clients will pay to PSEI 33% of a photo shoot or runway contract,10% of film, television and commercial revenues, and 33% of endorsement deals. Revenue from these sources is dependent upon a number of variables, many of which are outside PSEI’s control, including a player’s model’s skill, health, and public appeal. Principal operating expenses include salaries, wages and travel and entertainment expenses Agent representation can be a lucrative business.

Affiliate Lifestyle Marketing Vertical

Stratus Rewards VISA - acquired in August 2005, Stratus Rewards is a lifestyle management and entertainment club, credit card and rewards system known as the “White Card for Visa” similar to the Black Card for American Express. The program was created expressly to support and enhance the affluent lifestyle. The program was designed to offer private jet travel, African safaris, exclusive events and personal services to an affluent or near-affluent individual or business owner who seeks card-card usage rewards not found elsewhere.

PSEI is reviewing the opportunity to change sponsoring banks and combine the program with a premier international bank to expand the program in 2008 and 2009 so that the Stratus Rewards VISA White Card may be offered to clients in Europe, Canada, U.K. and Asia, in addition to the United States, where it is currently marketed.

OPERATIONS

GENERAL

Subject to raising sufficient capital, the Company’s operations will consist primarily of (a) live sports events, (b) music concerts, (c) specialized live entertainment events, (d) other proprietary and non-proprietary entertainment events and, (e) media platform marketing. The Company and the acquired businesses also engage in other activities ancillary to its live entertainment businesses.

Seasonality

The Company’s event operations and revenues are expected to be largely seasonal in nature, with generally higher revenue generated in the third and fourth quarters of the year. For example, based on the Company’s internal forecasts, the Company’s existing portfolio of events will generate approximately 65% of its revenues in the third and fourth quarters because the Company’s outdoor venues will be primarily utilized in the summer months, resulting in substantial revenues in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company’s entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of the Company’s business causes (and, upon consummation of the intended Acquisitions) will likely probably continue to cause a significant variation in the Company’s quarterly operating results. These variations in demand could have a material adverse effect on the timing of the Company’s cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, the Company believes that this variation can be somewhat offset with the acquisition of events that are typically non-summer seasonal businesses.

Overview of the Live Entertainment Industry

With annual attendance at USA sporting events exceeding 470 million people, the sports business is estimated to generate $214 billion annually, (larger than the US automobile business). Combined with the $140 billion entertainment business, this represents a $354 billion market with tens of thousands of event properties available for acquisition. The industry is subject to recessionary pressures but has historically grown 5-10 percent annually with greater numbers of fans, higher television ratings, and increased corporate sponsorships.

The sports marketing industry has been historically fragmented, with local and regional entrepreneurs comprising the majority of the companies. In the late 1990’s and early 2000’s, several companies launched consolidation efforts and one of the companies, SFX, was extremely successful in building a multi-million dollar company. Fourteen months after launching a $256M IPO, SFX was acquired by Clear Channel Communications for $4.4 billion. By 2000 there were three major companies -- Clear Channel Communications (Owner of SFX), Interpublic Group (Owner of Octagon and Magna Global Entertainment), and International Management Group (IMG).

In recent years, these companies (known as “the Big 3”) have begun divesting significant portions of their live sports and entertainment holdings for several reasons, detailed below in the “Competition” section.

In the marketing niche of the industry that PSEI occupies, the addressable market is estimated at $63 billion, divided as follows:

•
Sponsorships - $14 billion ~ represents sponsorships of leagues, teams, broadcasts and events. Sponsorships are high margin, and have enjoyed robust growth. Sports receive 67 percent of all sponsorship dollars, with entertainment receiving nine percent and festivals receiving nine percent.

•
Event Entrance & Spending - $30 billion ~ includes ticket sales of $14 billion; concessions, parking, on-site merchandise sales of $12 billion; and premium seating revenue of $4 billion. Spectator spending in these categories grew an average 18% between 2005 and 2006.

•	Endorsements - $2 billion

•	Media Broadcast Rights - $12 billion ~ includes the four major professional leagues (football, baseball, basketball, hockey), NASCAR, and College Sports.

•
Professional Services -- $15 billion ~ includes facility and event management at $7 billion; financial, legal and insurance services at $6 billion; marketing and consulting services at $2 billion; athlete representation at $385 million

Initially Targeted Events

Subject to available capital, PSEI has targeted specific niches in the live sports and entertainment markets for its initial growth. These targets are expected to provide a combination of growth potential and reliable revenue streams.

Action Sports Industry ~ The action sports industry has expanded, evolved and contracted in the past ten years.  The sports superstars admired by youth come not only from traditional sports, but from skateboarding, snowboarding, motorcycles and bikes. Currently dominated by the X-Games and now the Action Sports Tour promoted by NBC and Clear Channel, these events have elevated these more non-traditional sports, including as well their sponsorships to a level that has eliminated all but the biggest of potential sponsors of action sports.

Running Events Industry ~ Marathons dominate road running sports, but there is a growing market for shorter runs. Half-marathons (13.1 miles), 10 kilometer (6.2 miles) and 5 kilometer (3.1 miles) races actually draw more participants and can generate participation revenues equal to all but the major marathon events. Until recently, these shorter events have not been marketed to create larger sponsorship and advertising interest. Only now are shorter races offering the merchandising, as well as the hospitality events and amenities associated with full marathons. Sponsors are beginning to recognize these opportunities.

Revenues for these events could be dramatically improved with aggressive marketing and event design. Television broadcasters such as ESPN, NBC and CBS have expressed interest in this sector.

Concert and Music Festival Industry ~ The concert and music festival industry consists primarily of regional promoters focused generally in major metropolitan markets. According to Amusement Business, industry gross box office receipts for North American concert tours totaled over $6 billion in 2007, compared to $1.1 billion in 1997, representing a compounded annual growth rate of approximately 20.9%. PSEI believes that increases in ticket sales during the last several years are in part due to the increasing popularity of outdoor venues and amphitheaters as live entertainment venues, as well as an increasing number of tours that attract older audiences who did not previously attend musical concerts .

The music festival industry consists primarily of regional promoters focused in a single geographic area. Many live event experiences are created with unique accents that are targeted at specific audiences through activity or location on an annual basis. PSEI believes there is significant opportunity in developing these music events, that are unique in nature and held in desirable locations. For example, PSEI’s multiple music festivals, if and when activated, will provide a destination event and location that can capture fans on a national basis. Costs can be reduced through consolidating travel expenses including hotels, ground and air transportation and government travel subsidies. These travel packages and the desirable locations will allow for a premium ticket price driven by top name acts that can combine performance with a vacation at a reduced fee.

Additionally, PSEI intends to use television and broadcast media to extend the reach of each event well beyond the festival itself PSEI believes that the music industry has not realized the full benefits of tour sponsorships. PSEI expects to change this opportunity by providing the methods by which sponsors can receive greated advantage of musical acts.

College Sports Industry ~ The NCAA’s limitation of new bowl games makes the established, and generally profitable, bowl games that do exist much more valuable. This situation could further improve if a playoff system is instituted in the existing bowl structure.

Bowl properties can generate significant revenues. For example, MasterCard’s sponsorship of the Alamo Bowl costs between $1 million and $1.5 million a year.

Motor Sports Industry ~ Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets where new arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with, and, in part, been due to, the increased popularity of other professional motor sports events, such as professional auto racing, including NASCAR, Grand AM and Indy/IRL Car Racing. A number of specialized motor sports events are televised on several of the major television networks and are also shown on television in markets outside of the United States.

In general, most markets host one to four motor sports events each year, with larger markets hosting more performances. Stadiums and arenas typically work with producers and promoters to manage the scheduling of events to maximize their respective revenues. The cost of producing and promoting a typical single stadium event ranges from $300,000 to $600,000, and the cost of producing and presenting a typical single arena event ranges from $50,000 to $150,000. Typically, third parties create and finance monster trucks, demolition derbies, thrill acts, air shows and other motor sports concepts and events. They may perform in an individual event or in an entire season of events. As in other motor sports, corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or season of events.

Automobile shows and races draw an affluent demographic, and while participant fees, ticket and merchandise sales can be healthy, the main revenue sources are from sponsors, advertisers, and hospitality events. Shows tend to be regional in nature, and within the region only a limited number of shows can be profitably operated. Four shows dominate the western USA; they are independently operated but could offer an opportunity if consolidated and marketed with synergies in mind. Additionally, auto shows integrated well with lifestyle sports, such as golf and tennis, and a coordinated program could enhance the combined event revenues.

Talent Representation Industry ~ Agenting involves the negotiation of employment contracts and the creation and evaluation of endorsement, promotional and other business opportunities, for the client. Agenting can be a lucrative business with high average margins. A provider in this industry may also provide ancillary services, such as financial advisory or management services to its clients in the course of the representation. By acquiring agent firms, PSEI can be in the position to add known names to its events, thereby increasing ticket sales, sponsorships and advertising.

Trade Shows/Expos Industry ~ The USA trade show market generated $4.8 billion in revenue in 2007, with high margins and low capital expenditures. Trade shows and expos, such as health or auto shows, can be a natural complement to PSEI’s major events. By creating “cookie cutter” trade shows and expos that run concurrent with major anchor events, PSEI expects to gain maximum synergy from its event properties.

COMPETITION

The live sports and entertainment industry has been historically fragmented, with local and regional entrepreneurs comprising the majority of the companies. In the late 1990s, several companies launched consolidation efforts and one of the companies, SFX, was extremely successful in building a $280 million company that was acquired by Clear Channel Communications for $4.4 billion. By the early 2000’s three major companies -- Clear Channel Communications (Owner of SFX), Interpublic Group (Owner of Octagon, Magna Global Entertainment), and International Management Group (IMG) had established dominant positions which comprised an estimated 60-70 percent of industry revenues.

These companies (known as “the Big 3”) have begun divesting some of their live sports and entertainment holdings for several reasons:

1. The capital markets have demanded that the parent companies focus on core competencies.

2. The companies face capital shortfalls and view the sports units as easy divestments.

3. The parent companies have not successfully integrated the sports units.

4. A larger-than-life owner passed on and the family is reorganizing (IMG).

5. There are potential conflicts between advertising division and event sales division.

PSEI believes that its acquisition strategy can be more profitable than the strategies used by the “Big 3” in the past. PSEI has learned from their strategies (as outlined in “Industry”), and PSEI’s strategy is fundamentally different from the SFX model. SFX sought total vertical integration, from ownership of the venue to negotiating a player’s salary. This required the company to manage the venues, which tend to run on low seven to eight percent margins. PSEI’s sole focus is on owning the event content and talent rights that generate high margins and are in increasing demand in the Experience Economy.

In addition to the “Big 3” there are a number of second-tier sports marketing groups. One or more of these groups may be attempting acquisition strategies that are similar to PSEI’s, though the Company is unaware of any such efforts. The principal second-tier sports marketing groups are:

•	Velocity Sports & Entertainment

•	Vulcan Ventures

•	Anschutz Entertainment Group

Although these groups are significantly larger than PSEI, management believes that PSEI can implement its strategy in its targeted verticals. Additionally, several of these companies are evaluating their strategic direction and may decide to sell parts of their sports portfolios, creating acquisition opportunities for PSEI.

The majority of the remaining live sports and entertainment events are owned and operated by smaller organizations and individuals. This industry remains fragmented and PSEI believes it is prime for consolidation.

Intellectual Property

PSEI has trademarked its currently owned events, and plans to trademark and/or copyright all new events.

Company Offices

	Square Footage	Annual Lease	Expires
Los Angeles, CA	2,804	120,40	12/14/11
Santa Barbara, CA	1,800	48,000	12/31/10

Legal Proceedings

In connection with a settlement agreement, on or about May 27, 2005, a legal judgment was entered in the Superior Court of the County of Los Angeles against the Company in favor of the previous owners of the “Core Tour” event, in the amount of $483,718. In addition, this judgment specified that the Company must pay interest of $72,552. The dispute arose out of the Company’s asset purchase of the “Core Tour” event from the plaintiffs. The Company has reflected the total liability of $523,582 as of December 31, 2005, December 31, 2004 and October 31, 2007 (unaudited) and has included the acquisition cost in intangible assets. PSEI Management and Core Tour have agreed to settle this where as PSEI will make full payment and all rights of the Core Tour event will transfer to PSEI. PSEI has proposed a settlement offer of $482,126.30 in cash, plus related interest, and $125,000 in Common Stock.

On or about February 27, 2006, a plaintiff, an ex-employee, filed a complaint against the Company, seeking $356,250 in damages. On or about June 23, 2006, the Superior Court of the County of Los Angeles entered a default against the Company in favor of this former employee. The Company has recorded the entire liability as of December 31, 2005 and September 30, 2006 (unaudited). The Company plans to seek to set aside the default, disputing that it owes the plaintiff the amount claimed but, rather, the plaintiff was fully paid upon his voluntary resignation from the Company. PSEI believes that this judgment is without merit and filed a lawsuit to have the judgment dismissed in the court due to company was not properly notified and case was incorrectly awarded to plaintiff by default. The Judge’s initial ruling is that the judgment was incorrectly award to plaintiff and to dismiss the judgment against PSEI.

On or about June 20, 2006, the plaintiff, Wells Fargo Bank, provided a notice of entry of judgment in the amount of $78,651 against, among others, the Company, formerly known as GMG Sports and Entertainment, Incorporated. The Company believes that all payments are current with Wells Fargo Bank and has submitted proof of payments in February of 2008.

RISK FACTORS

Development Stage Company. The Company is currently in the process of completing its development stage, bringing its staffing, infrastructure and marketing programs to an operational level. Revenues are expected to be generated from the event business in the near future and limited revenues have been generated by the Stratus credit card business. Funding is needed to reestablish operations, expand the business concept within current markets and to extend the business into new revenue generating markets through acquisitions.

Going Concern. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. For the Period revenue ended October 31, 2007, the Company incurred net losses of $915,152. For the years ended December 31, 2006 and December 31, 2005, the Company incurred net losses of $740,700 and $1,837,030. In addition, the Company had accumulated deficits of $9,908,144, $9,167,444 and $10,823,296 as of December 31, 2006, December 31, 2005 and October 31, 2007 and had negative working capital of $6,334,123,  $5,943,127 and $5,628,366 as of October 31, 2007, December 31, 2006 and 2005.

The Company has raised total equity of $9,998,800 consisting of $2,000,000 related to equity issued for the acquisition of Stratus Rewards plus $7,998,800 in cash sales of common stock since inception. Management expects that as a result of the reverse merger, the Company can raise capital through the sale of common stock and generate sufficient capital to fund its operations by having access to the wider variety of financing sources available to public companies. In addition, management believes that event operations and the Stratus Rewards affiliate redemption credit card rewards program will generate positive cash flow in the near future. However, until such time as operations are established, the Company will require capital to continue as a going concern.

Uncertainty of Profitability. The Company expects to incur substantial losses until such time as the cash inflows from events and card operations are established. While the Company expects to be profitable in the future, there can be no assurance that it will be able to do so.

Expansion Strategy; Need for Additional Funds. The Company intends to aggressively pursue additional expansion opportunities, including establishment of existing events owned by or under contract with the Company and by acquisitions. The marketing, promotion and operation of events owned by the Company will require that cash be spent on staffing and promotion in advance of the receipt of cash from the events. The Company will require outside funding to initiate these events. While the Company has identified several promising acquisition targets and expects to be able to secure financing and complete these acquisitions, there can be no assurances that it will be able to do so. While the Company intends that the value added by acquisitions will more than offset the dilution created by the issuance of additional shares issued for acquisitions, there can be no assurance that this offset will occur. Additional financing for future acquisitions may be unavailable and, depending on the terms of the proposed acquisitions, financings may be restricted by the terms of credit agreements and privately placed debt securities contained in the financing. Any debt financing would require payments of principal and interest and would adversely impact the Company’s cash flow. Furthermore, future acquisitions may result in charges to operations relating to losses related to the acquired events, interest expense, or the write down of goodwill, thereby increasing the Company’s losses or reducing or eliminating its earnings, if any.

Risks Related To Acquisitions. Although management believes that pursuing the Company’s acquisition strategy is in the best interests of the Company, such strategy involves substantial expenditures and risks on the part of the Company. There can be no assurance that acquisitions will be completed successfully or, if completed, will yield the expected benefits to the Company, or will not materially and adversely affect the Company’s business, financial condition or results of operations. There can be no assurance that the value attributed by the market to acquisitions will offset the dilution created by the issuance of additional shares. In addition, the Company may be unable to obtain financing on terms acceptable to the Company, or at all. Furthermore, consummation of the intended Acquisitions could result in charges to operations relating to losses from the acquired events, interest expense, or the write down of goodwill, which would increase the Company’s losses or reduce or eliminate its earnings, if any. As a result of the foregoing, there can be no assurance as to when the intended acquisitions will be consummated or that they will be consummated. Furthermore, the results of the intended acquisitions may fail to conform to the assumptions of management. Therefore, in analyzing the information contained in this document, stockholders should consider that the intended acquisitions may not be consummated at all.

Although acquisition agreements generally provide for indemnification from the seller for a limited period of time with respect to certain matters, it is possible that some sellers may not be willing to provide indemnification, or may limit the scope of indemnification or that other material matters not identified in the due diligence process will subsequently be identified or that the matters heretofore identified will prove to be more significant than currently expected. Future acquisitions by the Company could result in (a) potentially dilutive issuances of equity securities, (b) the incurrence of substantial additional indebtedness and/or (c) incurrence of expenses for interest, operating losses and the write down of goodwill and other intangible assets, any or all of which could materially and adversely affect the Company’s business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. In the event that any such acquisition were to occur, there can be no assurance that the Company’s business, financial condition and results of operations would not be materially and adversely affected.

Economic Conditions and Consumer Taste. The Company’s operations will be affected by general economic conditions and consumer tastes. The demand for live entertainment tends to be highly sensitive to consumers’ disposable incomes, and thus a decline in general economic conditions that generally reduce consumers’ disposable incomes could, in turn, materially and adversely affect the Company’s revenues. In addition, the profitability of events promoted or produced by the Company is directly related to the ancillary revenues generated by such events, and such ancillary revenues decrease with lower attendance levels. The success of a sports or entertainment event is dependent upon public tastes, which are unpredictable and susceptible to change, and may also be significantly affected by the number and popularity of competitive productions, or events as well as other forms of entertainment. It is impossible for the Company to predict the success of any sports or entertainment event. In addition, decreased attendance, a change in public tastes or an increase in competition could have a material adverse effect on the Company.

Availability of Athletes, Artists and Events. The Company’s ability to sell tickets (including subscriptions) is highly dependent on the availability of popular athletes, artists and events. There can be no assurance that popular athletes, artists and events will be available to the Company in the future, or will be available on terms acceptable to the Company. The lack of availability of these artists and productions could have a material adverse effect on the Company’s results of operations and financial condition.

Control of Venue. Because the Company will operate its live entertainment events under leasing or booking agreements with venues, its long-term success will depend upon its ability to renew these agreements upon their expiration or termination. There can be no assurance that the Company will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.

Need for Additional Financing. To date, the Company has funded its business plan through event revenue, loans from founders and sale of its Common Stock to investors. The implementation of the Company’s business plan will require additional financing. Funds will be required to fund targeted acquisitions and their integration into the Company. Based on market conditions at the time, the Company may be unable to obtain sufficient additional financing on favorable terms, or at all. If it raises additional funds by selling its equity securities, the relative ownership of its existing investors will be diluted or the new investors could obtain terms more favorable than those of its existing investors. If it raises additional funds through debt financing, it could incur significant borrowing costs as well as face the possibility of default of the Company if it is unable to repay the financing. If it cannot obtain sufficient financing, it may have to delay, reduce or eliminate its marketing and promotion campaign, which could significantly limit its revenues.

Competition. Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. In addition, television, movies, internet and other non-live events compete for the time and attention for potential attendees for live events. The Company intends to compete on a local, regional and national basis with large venue owners and entertainment promoters for the hosting, booking, promoting and producing of live entertainment events. Moreover, the Company’s marketing and consulting operations will compete with advertising agencies and other marketing organizations. The Company will compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. The Company’s competitors have substantially greater resources than the Company. Certain of the Company’s competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility than the Company. In addition, many of these competitors have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by the Company. There can be no assurance that the Company will be able to compete successfully in this market or against these competitors.

Government Regulation. The ability to conduct live entertainment events is subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the Hart-Scott-Rodino Act or other antitrust laws or regulations. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies may also be required for other opportunities that the Company may pursue in the future, although the Company has no agreements or understandings with respect to these opportunities at this time. In addition, the Stratus credit card operates in a highly regulated and controlled market. The Company uses a large, established commercial bank to run its credit card processing and payments, but there can be no assurance that the Company may not be subject to current or future rules or regulations that could adversely affect its ability to operate the Stratus card in the manner intended or to achieve the results expected. There can be no assurance that the Company will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

Cash Nature and Remote Locations of Events. Live entertainment events are conducted in numerous locations and often involve significant cash collections for tickets, concessions, merchandise, etc. The Company has developed and will continue to develop controls and procedures to control cash, to monitor cash proceeds, and to ensure that it is collected and deposited properly, however there can be no assurance that all cash proceeds at an event will be deposited properly into the Company accounts.

Risks of International Operations. The Company’s existing portfolio of events is currently all conducted in the U.S., but the Company is investigating the purchase of events outside the U.S. To the extent that the Company operates outside the U.S., it will be subject to the laws and regulations of the countries in which it is operating. Such laws and regulations could adversely affect the Company’s ability to conduct its operations in such countries and/or adversely affect its ability to bring the cash generated outside the U.S. back into the U.S. to fund other Company operations.

Reestablishing Events. The Company has spent the past years acquiring events and operations in order to reestablish those events with sufficient critical mass to afford economies of scale in operations. While the Company believes that the nature of the event business allows for events to be readily reestablished and that it has the experience and management expertise to re-establish those events, there can be no assurance that such events will be successfully reestablished. The Company believes that it has full ownership of these events and related intellectual property, but there can be no assurance that unknown or unforeseen claims will not arise after successful reestablishment of such events.

Bank Sponsorship of Visa Card Operations. A contractual relationship with a sponsoring bank is necessary for the Company to conduct its Stratus Rewards operations. The Company is ending it relationship with its current bank that was limited to U.S. operations and is negotiating a new relationship with a larger bank that can support international operations. While the Company believes that these negotiations will be successful and this contractual relationship will be established, there can be no assurance that this relationship will be established.

Dependence on Key Personnel. The Company is dependent on its present employees and advisors, especially Paul Feller. A key employee may terminate his employment with the Company at any time without penalty. The loss of the services of a key employee could seriously impair the Company’s ability to operate and improve its events portfolio, which could reduce its revenues. In order to achieve its business objective, the Company must hire additional personnel to fill key managerial positions. The Company’s future success will depend upon the ability of its executive officers to establish clear lines of responsibility and authority, to work effectively as a team and to gain the trust and confidence of its employees. The Company must also identify, attract, train, motivate and retain other highly skilled, technical, managerial, merchandising, engineering, accounting, marketing and customer service personnel.

No Assurance of Dividends. At the present time, the Company intends to reinvest cash generated from operations into expansion of operations and does not intend to pay dividends. The Company will periodically evaluate the best means to bring value to shareholders and such evaluations could result in a continuation of this policy. Investors should look to the growth in value as the primary means of realizing a return on their investment and should not look to dividends for a return. There can be no assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate a positive cash flow. Any delay in the successful execution of the Company’s operations of or the acquisition and marketing strategies could delay the payment of dividends for an undetermined amount of time.

Limited Transferability. There is no public market for the Common Stock of Feris. There is no assurance that a regular public market for the Common Stock will develop or, if a regular public market does develop, that it will continue.

THE FOREGOING IS A SUMMARY OF SOME OF THE MORE SIGNIFICANT RISKS RELATING TO INVESTMENT IN THE COMPANY. THE FOREGOING SHOULD NOT BE INTERPRETED AS A REPRESENTATION THAT THE MATTERS REFERRED TO HEREIN ARE THE ONLY RISKS INVOLVED IN THIS INVESTMENT, NEITHER THE REFERENCE TO THE RISKS INVOLVED IN THIS INVESTMENT, NOR THE REFERENCE TO THE RISKS HEREIN SHOULD BE DEEMED A REPRESENTATION THAT SUCH RISKS ARE OF EQUAL MAGNITUDE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN ADVISORS AS TO THE INVESTMENT AND ANY TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

DIVIDEND POLICY

PSEI has never declared or paid cash dividends on shares of our common stock. We currently intend to retain all of our earnings to finance the development and expansion of our business and therefore do not intend to declare or pay cash dividends on our common stock in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend upon our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include statements about our plans, objectives, products and services as well as our expectations and intentions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by any forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this Form 8-K to conform these statements to actual results.

Management Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto included in this Memorandum. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in “Risk Factors” and elsewhere in this Prospectus. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Results of Operations for the Ten Months Ended October 31, 2007 Compared With the Prior Year

Revenues: Revenues for the Ten Months ended October 31, 2007 (“Current Period”) were $301,310, a decrease of $20,957, or 7%, from the $322,267 in revenues realized for the ten months ended October 31, 2006 (“Prior Period”). There were $129,259 of event revenues in the Current Period, which was an increase of $129,259 compared to $0 in the Prior Year. Stratus card revenues were $172,051 in the Current Period, a decrease of $150,216, or 47%, from the Prior Period. The bank providing support for the Stratus card operations restricted the addition of new members and provided a lower level of service to existing members, resulting in declines in revenues from membership fees and from the Company’s share of fees related to purchase volume on the card. The Company is currently arranging for a new bank to provide support for the Stratus card operations

Cost of Goods Sold/Gross Margin: Cost of Goods Sold was $77,103 in the Current Period, an increase of $77,103 from $0 in the Prior Period. Cost of Goods Sold for events was $77,103, a increase of $77,103 from $0 in the Prior Period, resulting in a gross margin of $52,156, or 40.3%, on event revenues of $129,259 Cost of Goods Sold for Stratus was $0 in both the Current Period and the Prior Period since the Company receives its revenues from the sponsoring bank on a net basis without offsetting fees.

Operating Expenses: Overall operating expenses for the Current Period were $991,364, an increase of $138,436, or 16%, from $852,928 in the Prior Period. General and administrative expenses of $516,019 increased by $61,967, or 14%, from $454,052 in the Prior Period related to higher staffing levels in the Current Period. Legal and professional services of $$426,863 increased by $76,334, or 22%, from $350,519 in the Prior Period, related to increased use of sales and marketing consultants in the Current Period. Depreciation and amortization remained consistent with $48,482 for the Current Period and $48,357 for the Prior Period.

Other income/(expenses): Other income/(expense) was a net expense of $147,995 in the Current Period, an increase of $15,650, or 12%, from a net expense of $132,345 in the Prior Period. Interest expense was $169,636 in the Current Period, an increase of $53,837, or 46%, from $115,799 in the Prior Period, primarily related to higher average debt levels in the Current Period. Other income was $21,641 in the Current Period, an increase of $38,187, or 231%, from a net other expense of $16,546 related to accounting adjustments related to the Stratus redemption program to reflect the proper balances.

Results of Operations for the Year Ended December 31, 2006 Compared With the Prior Year

Revenues: Revenues for the Year Ended December 31, 2006 were $371,739, an increase of $135,982, or 58%, from the $235,757 in revenues realized for the Year Ended December 31, 2005 (“Prior Year”). There were no event revenues in the Current Year, which was a decrease of $89,876, or 100%, compared to $89,876 in the Prior Year. Stratus card revenues were $371,739 in the Current Year, an increase of $225,858, or 155%, from the prior year. The Stratus card operations were purchased in August 2005, and the increase in revenues in the Current Year was largely related to the inclusion of five months of operations for the Prior Year and twelve months for the Current Year.

Cost of Goods Sold/Gross Margin: Cost of Goods Sold were $0 in the Current Year, a decrease of $530,374, or 100%, from $530,374 in the Prior Year. This decrease was related to the decline in event revenues. Cost of Goods Sold for Stratus was $0 in both the Current Year and the Prior Year since the Company receives its revenues from the sponsoring bank on a net basis without offsetting fees.

Operating Expenses: Overall operating expenses for the Current Year were $1,102,623, a decrease of $326,900, or 23%, from $1,429,523 in the Prior Year. This decrease was related to $356,250 in legal judgment expense incurred in the Prior Year with $0 incurred in the Current Year. A decline of $88,830, or 13%, to $572,627 in General and Administrative expenses was offset by an increase of $83,370, or 22%, to $471,967 in legal and professional services, and an increase of $34,810,or 150%, in depreciation and amortization expense, related to a full year of depreciation and amortization for Stratus assets in the Current Year, versus five months in the Prior Year.

Other income/(expenses): Other income/(expense) was a net expense of $9,816 in the Current Year, a decrease of $103,074, or 91%, from a net expense of $112,890 in the Prior Year. Interest expense was $137,870 in the Current Year, an increase of $24,980, or 22%, from $112,890 in the Prior Year. This increase was related to debt levels being on the books for a full year in 2006 and less than a full year in 2005, when several debt instruments were set up in the first quarter of that year. Other income was $128,054 in the Current Year, related to the reversal of an accrued expense that the Company believed will no longer be incurred, and was $0 in the Prior Year.

Liquidity and Capital Resources

Cash Flows

Net cash used by operations was $203,411 for the Ten Months Ended October 31, 2007, primarily related to the net loss of $915,152 being offset by $711,741 in positive working capital adjustments, primarily $274,372 increase in accounts payable, $200,000 in deferred salary by the Company’s president and $141,195 in accrued interest. There were no cash flows from investing activities during this period and cash needs were met with $459,500 from the sale of common stock, partially offset by $124,974 to pay down loans to shareholders.

Net cash used by operations was $225,471 for the Ten Months Ended October 31, 2006, primarily by the net loss of $663,006 being offset by $413,612 in positive working capital adjustments, primarily $200,000 in deferred salary by the Company’s president and $86,436 in accrued interest. There were no cash flows from investing activities during this period and cash needs were met with $335,000 from the sale of common stock, partially offset by $132,802 to pay down loans to shareholders.

Net cash used by operations was $424,937 for the Current Year, primarily by the net loss of $740,700 being offset by $270,353 in positive working capital adjustments, primarily $240,000 in deferred salary by the Company’s president. There were no cash flows from investing activities during the Current Year and cash needs were met with an increase of $18,636 in loans from shareholders, $335,000 from the sale of stock, and a temporary $60,880 overdraft on December 31, 2006.

Liquidity Requirements and Outlook

The Company requires outside funding to develop its current portfolio or events, acquire new events and develop its Stratus card business and to continue operations. Even in the absence of acquisitions, cash will be required for the Company to develop an infrastructure and re-launch its current portfolio of events. This offering should be sufficient for the Company to initiate its acquisition program if the maximum offering is achieved, but additional capital will be required to complete this program.

The Company had a line of credit with Wells Fargo Bank that is inactive and is being paid down. This line of credit carries a variable interest rate based on the prime rate plus a 0.75% spread per annum.

The balance outstanding at October 31, 2007 was $68,041. There can be no assurances that the Company will be able to utilize this facility or any credit facilities as a source of capital for future expansion.

MANAGEMENT AND BOARD OF DIRECTORS

The following table sets forth certain information regarding the executive officers, directors and advisors of the Company:

NAME	POSITION(S) HELD WITH PSEI	AGE
Paul H. Feller	Director, President, Chief Executive Officer And Executive Chairman and Member of the Office of the Chairman	43

John Moynahan (1)	Director, Vice President and Chief Financial Officer and Member of the Office of the Chairman	50

Bradley Birkenfeld	Director	44

(1)	CFO working as a consultant pending the completion of Employment Agreement and approval of the Board of Directors.

Management Biographies

Paul Feller, President and CEO - Mr. Feller has been involved with the management of live entertainment events for over 15 years. He has been the President & CEO of Pro Sports & Entertainment, Inc. since November 1998 except during the period commencing February 2002 to November of 2004 when he left to work on his MBA at Pepperdine University. Prior to founding Pro Sports & Entertainment, he served as COO and CEO of PSI, an international live entertainment business which operated sports events in Asia, Europe and North America. Mr. Feller had responsibility for developing PSI’s new markets in China and the US. He negotiated agency rights and agreements with the America’s Cup syndicate, Professional Volleyball Tour, Disney’s Freedom Bowl, Andretti Indy Racing Team, Long Beach Marathon, and both the Vancouver Open and ATP Shanghai Open Tennis Tournaments. As head of PSI’s Asia division, Mr. Feller managed a $35 million revenue operation, and developed agreements with STAR Television and China’s CCTV and operated the first international professional soccer tournament in China. He has been a member of the Los Angeles Sports Council, Orange County Sports Council, Asia International Business and Entertainment Association, US Professional Cycling Association, and the UK Professional Cycling Association. Prior to PSI, Mr. Feller was a vice president of marketing and sales with Osborne Computer Corporation and a senior engineer with McDonnell Douglas. He attended Purdue University in Mechanical Engineering and has taken a hiatus from completing his Juris Doctorate from Columbus University Law School while completing his MBA at Pepperdine University.

John Moynahan, Senior Vice President and Chief Financial Officer (Consultant) - With over 28 years of business experience, Mr. Moynahan has been a treasurer for four years and CFO for 13 years of publicly-traded companies ranging from development stage to a billion dollars in annual revenues. During this span, Mr. Moynahan has been responsible for SEC reporting and compliance, successfully executed an IPO, completed over $500 million in debt financings, over $120 million in equity financings, and investigated and closed acquisitions with companies such as Fischer Scientific Group, Card Systems Solutions, Inc., Innovative Technology Applications, Inc., and Xybernaut Corporation. Mr. Moynahan was the President of Novastar Group, Inc. from June 2006 May 2007 - Senior Vice President and Chief Financial Officer of Xybernaut Corporation from November 2005 to June 2006, its Executive Vice President, Educational Products November 2002 to February 2003, Its Senior Vice President and Chief Financial Officer from April 1999 to November 2002 ad the Vice President of Finance and Corporate Development of Innovative Technology Application Inc. from May 2004 to October 2005. Mr. Moynahan received a B.A. from Colgate University, where he was elected to the Phi Beta Kappa honor society, an M.B.A from New York University and a C.P.A. from New York State. Mr. Moynahan is also a co-inventor on five issued U.S. patents and over 100 corresponding international patents

BOARD OF DIRECTORS

Brad Birkenfeld, Partner, Chairman Wealth Management of Union Charter - Mr. Birkenfeld brings to PSEI more than two decades of experience in Financial Advisory, Investment Banking, and Private Banking. From 2002 - 2006, he was the Director of Key Clients for UBS Geneva. In 2006, He joined Union Charter as Chairman and Wealth Manager. He effectively managed positions as Director Key Clients - Wealth Management, Senior Private Banker, and as Financial Advisor for some of the world’s leading private banking firms including UBS, Barclays Bank, and Credit Suisse. Mr. Birkenfeld began his financial career at State Street Bank and Trust Company in Massachusetts where he served as an Investment Analyst managing a currency hedging program for 20 institutional portfolios, as well as FOREX trading for 90 portfolios with a net asset value of $30 billion. Mr. Birkenfeld is a visiting lecturer at the International Institute for Management Development - IMD, Lausanne Switzerland, as well as at The American Graduate School of International Management, Thunderbird in Archamps, France. He received his Bachelor of Science in Economics from Norwich University, Military College of Vermont, and his Masters of International Business Administration from the American Graduate School of Business, Institute of Business Studies, Vevey Switzerland.

DIRECTORS AND EXECUTIVE OFFICERS

Pursuant to the Certificate of Incorporation and Bylaws, the Board manages the business of PSEI. The Board conducts its business through meetings of the Board and its committees. The standing committees of the Board are described below.

The Bylaws authorize the Board to fix the number of directors from time to time. The number of directors of PSEI is currently three. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of PSEI are to be elected annually by the Board and serve at the Board’s discretion.

COMPENSATION COMMITTEE

The Compensation Committee reviews and makes recommendations with respect to certain PSEI compensation programs and compensation arrangements for certain officers, including Messrs. Feller, Moynahan, and Roundtree. The members of the Compensation Committee will be designated and appointed at the next Board Meeting.

STOCK OPTION COMMITTEE

The Stock Option Committee grants options, determines which employees and other individuals performing substantial services to PSEI may be granted options and determines the rights and limitations of options granted under PSEI’s plans. The members of the Stock Option Committee will be designated and appointed at the next Board Meeting.

EXECUTIVE COMPENSATION

PSEI did not pay any of its executive officers any compensation for the fiscal year ended December 31, 2007.

Employment Agreements

The Company entered into an employment agreement dated January 1, 2007 with Paul Feller, the Company’s Chief Executive Officer. Under the agreement, Mr. Feller’s annual salary may not be less than $240,000. The agreement further provides that Mr. Feller is entitled to receive one-time bonuses of $250,000 in the event of a Valuing Event that causes the Company to be valued in excess of $100,000,000; and an additional bonus of $500,000 shall be paid in the event of a valuing event that causes the Company to be valued in excess of $250,000,000. The Agreement further provides that Mr. Feller will receive annual stock options as approved by the Board of Directors. The exercise price for options shall be eighty percent (80%) of the per share value of Company’s common stock at the time of the applicable acquisition or financing as determined by reference to the Company’s public trading price, if any, or, if no public trading market exists, the per share valuation of the Company made in connection with the acquisition or financing or, if no such valuation exists, the per share value of the Company as determined in good faith by the Company’s Board of Directors. Each of the options granted shall have a term of five years, shall vest in full upon grant; provided that such options shall terminate ninety (90) days after the Executive’s employment with the Company is terminated if such termination is for Cause or is a the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events. No such options have been granted to date.

The Company is in the process of an employment agreement with John Moynahan, the Company’s Chief Financial Officer, pending which he is currently working on a consultancy basis. Under the proposed agreement, Mr. Moynahan annual salary may not be less than $200,000. The Agreement further provides that Mr. Moynahan will receive annual stock options as approved by the Board of Directors. The exercise price for options shall be the per share value of Company’s common stock at the time of the applicable acquisition or financing as determined by reference to the Company’s public trading price, if any, or, if no public trading market exists, the per share valuation of the Company made in connection with the acquisition or financing or, if no such valuation exists, the per share value of the Company as determined in good faith by the Company’s Board of Directors. Each of the options granted shall have a term of five years, shall vest in full upon grant; provided that such options shall terminate forty-five (45) days after the Executive’s employment with the Company is terminated if such termination is for Cause or is a the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events. No such options have been granted to date.

Indemnification of Officers and Directors

Under its Corporate By-laws, the Company may indemnify officers and directors against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlements and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is or was a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or liquidator of the Company, or is or was, at the request of the Company serving as an officer, director or liquidator of, or in any other capacity is, or was acting for, another company or partnership, joint venture, trust or other enterprise. The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company, and in the case of criminal proceedings, the persona had no reasonable cause to believe that his or her conduct was unlawful. This indemnification may be available for liabilities arising in connection with this offering. The Articles of Incorporation also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability.

The Company has executed Indemnification Agreements with its officers and directors, so as to provide them with the maximum protection permitted by law. The Company has agreed to indemnify its officers and directors against third party proceedings, proceedings by or in the right of the Company, expenses of a successful party, advances of expenses, indemnification upon or advance of application, and partial indemnification of expenses, judgments, fines or penalties under the governing laws of California and elsewhere.

Stock Compensation Program

The Company is intending to adopt, but has not yet completed its Stock Compensation Program (the “Stock Compensation Program”). This program is intended to provide key employees, vendors, directors, consultants and other key contributors to Company growth an opportunity to participate in the Company’s success. It is estimated that 15% of total shares outstanding will be authorized in options and reserved for this program. Awards under the program may be made in the form of incentive stock options, nonqualified stock options, restricted shares, rights to purchase shares under a employee stock plan, grants of options to non-employee directors, and or other specified stock rights as defined under the plan. PSEI, subject to Shareholder approval, plans to adopt a new stock option plan that will be submitted to vote of shareholders at PSEI’s annual meeting scheduled to be held in 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 10, 2008 with respect to the beneficial ownership of the Company’s outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (2)
Paul Feller	24,255,000	44%
Ralph Feller	9,405,000	17%
John Moynahan (1)	1,485,000	2.7%
Bradley Birkenfeld	495,000.9%
All officers and directors as a group (3 persons)	26,235,000	47.7%

* Less than one percent.

(1)	CFO working as a consultant pending the completion of Employee Agreement and approval of the Board of Directors.

(2)
Beneficial ownership percentages gives effect to the completion of the Exchange, and are calculated based on shares of common stock issued and outstanding (55,000,000). Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 10, 2008. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

Item 5.01. Changes in Control of Registrant

See Item 2.01 above.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Immediately following the completion of the Exchange, Patty Linson, the existing director and executive officer resigned and Paul Feller and Bradley Birkenfeld were elected to the Board and Mr. Feller was appointed as the Company’s Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statement of Businesses Acquired.

Attached hereto

(b) Pro Forma Financial Information.

Attached hereto

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement and Plan of Merger dated as of August 20, 2007

10.2	Amendment to Agreement and Plan of Merger dated as of March 10, 2008

10.3	Employment Agreement dated January 1, 2007 between Pro Sports Entertainment, Inc. and Paul Feller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FERIS INTERNATIONAL, INC.

Date: March 14, 2008	By:	/s/ Paul Feller
Paul Feller, Chairman of the Board and Chief Executive Officer (principal executive officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement and Plan of Merger dated as of August 20, 2007

10.2	Amendment to Agreement and Plan of Merger dated as of March 10, 2008

10.3	Employment Agreement dated as of January 1, 2007 between PSEI and Paul Feller

PRO SPORTS & ENTERTAINMENT, INC.

FINANCIAL STATEMENTS

Years ended December 31, 2006 and 2005
Ten Months Ended October 31, 2007 and 2006 (unaudited)

PRO SPORTS & ENTERTAINMENT, INC.

Years Ended December 31, 2006 and 2005
Ten Months Ended October 31, 2007 and 2006 (Unaudited)

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Balance Sheets	2

Statements of Operations	3

Statements of Shareholders' Equity / (Deficit)	4

Statements of Cash Flows	5

Notes to Financial Statements	8 - 22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pro Sports & Entertainment, Inc.
Los Angeles, California

We have audited the accompanying balance sheets of Pro Sports & Entertainment, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, shareholder’s equity/(deficit) and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Sports & Entertainment, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and has negative cash flow from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 3 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share Based Payments,” effective January 1, 2006.

/s/ Singer Lewak Greenbaum & Goldstein LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

March 12, 2008

PRO SPORTS & ENTERTAINMENT, INC.
BALANCE SHEETS

	December 31,	December 31,	October 31,
	2006	2005	2007
			(unaudited)
ASSETS
Current assets
Cash	$-	$15,586	$128,545
Restricted cash	365,689	464,378	162,855
Receivables	12,778	27,499	0
Deposits and prepaid expenses	17,915	11,947	14,915
Inventory	9,483	9,483	9,483
Total current assets	405,865	528,893	315,798

Property and equipment, net	25,530	38,149	15,016
Intangible assets, net	4,474,408	4,519,818	4,421,266
Goodwill	2,073,345	2,073,345	2,073,345
Total assets	$6,979,148	$7,160,205	$6,825,425

LIABILITIES AND SHAREHOLDERS' EQUITY / (DEFICIT)
Current liabilities
Bank overdraft	$66,980	$6,100	$92,928
Accounts Payable	908,586	831,414	1,182,959
Deferred salary	1,305,512	1,065,512	1,505,512
Accrued interest	527,523	395,092	668,718
Accrued expenses - legal judgment	365,579	365,579	365,579
Other accrued expenses and other liabilities	380,073	514,619	468,634
Line of credit	70,611	75,776	68,041
Loans payable to shareholders	905,085	886,450	780,111
Current portion of notes payable - related parties	90,000	90,000	90,000
Note payable	125,000	125,000	125,000
Event acquisition liabilities	1,153,761	1,153,761	1,153,761
Deferred revenue	102,475	165,309	24,385
Redemption fund reserve	346,806	482,647	124,293
Total current liabilities	6,347,992	6,157,259	6,649,921

Non-current liabilities
Non-current portion of notes payable - related parties	1,000,000	1,000,000	1,000,000
Total liabilities	7,347,992	7,157,259	7,649,921

Commitments and contingencies

Shareholders' equity / (deficit)
Preferred stock, $0.01 par value:
5,000,000 shares authorized
0, 0 and 0 shares issued and outstanding, respectively	0	0	0
Common stock, $0.01 par value:
45,000,000 shares authorized-13,575,541, 13,384,359
and 13,728,708(unaudited) shares issued and outstanding	135,756	133,844	137,287
Additional paid-in capital	9,403,544	9,036,546	9,861,513
Accumulated deficit	(9,908,144)	(9,167,444)	(10,823,296)
Total shareholders' equity / (deficit)	(368,844)	2,946	(824,496)

Total liabilities and shareholders' equity / (deficit)	$6,979,148	$7,160,205	$6,825,425

The accompanying notes are an integral part of these financial statements

PRO SPORTS & ENTERTAINMENT, INC.
STATEMENTS OF OPERATIONS

			Ten months	Ten months
	Year ended	Year ended	ended	ended
	December 31,	December 31,	October 31,	October 31,
	2006	2005	2007	2006
			(unaudited)	(unaudited)
Net revenues
Event revenues	$-	$89,876	$129,259	$-
Stratus revenues	380,989	153,436	172,051	322,267
Total revenues	380,989	243,312	301,310	322,267

Cost of goods sold
Event cost of goods sold	-	530,374	77,103	-
Stratus cost of goods sold	9,250	7,555	-	-
Total cost of goods sold	-	537,929	77,103	-
Gross profit / (loss)	371,739	(294,617)	224,207	322,267

Operating expenses
General and administrative	572,627	661,457	516,019	454,052
Legal and professional services	471,967	388,597	426,863	350,519
Depreciation and amortization	58,029	23,219	48,482	48,357
Legal judgment	-	356,250	-	-
Total operating expenses	1,102,623	1,429,523	991,364	852,928
Loss from operations	(730,884)	(1,724,140)	(767,157)	(530,661)

Other income/(expenses)
Other Income/(Expense)	128,054	-	21,641	(16,546)
Interest expense	(137,870)	(112,890)	(169,636)	(115,799)
Total other expenses	(9,816)	(112,890)	(147,995)	(132,345)
Net loss	$(740,700)	$(1,837,030)	$(915,152)	$(663,006)

Basic and diluted earnings	$(0.05)	$(0.14)	$(0.07)	$(0.05)
per share

Basic and diluted weighted-
average common shares	13,501,724	12,946,224	13,668,224	13,486,908

The accompanying notes are an integral part of these financial statements

PRO SPORTS & ENTERTAINMENT, INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2004	12,494,639	$124,946	$6,764,679	$(7,330,414)	$(440,789)

Issuance of common stock for cash	223,053	2,231	181,019		183,250
Issuance of common stock for
Stratus acquisition	666,667	6,667	1,993,333		2,000,000
Value of stock options granted to
consultants for services			97,515		97,515
Net loss				(1,837,030)	(1,837,030)

Balance at December 31, 2005	13,384,359	133,844	9,036,546	(9,167,444)	2,946

Issuance of common stock for cash	191,182	1,912	333,088		335,000
Value of stock options granted to
consultants for services			33,910		33,910
Net loss				(740,700)	(740,700)

Balance at December 31, 2006	13,575,541	$135,756	$9,403,544	$(9,908,144)	$(368,844)

Issuance of common stock for cash	153,157	1,531	457,969		459,500
Offering cost related to issuance of
common stock settled in stock options				-	-
Net loss				(915,152)	(915,152)

Balance at October 31, 2007 (Unaudited)	13,728,708	$137,287	$9,861,513	$(10,823,29)	$(824,496)

The accompanying notes are an integral part of these financial statements.

PRO SPORTS & ENTERTAINMENT, INC.
STATEMENTS OF CASH FLOWS

			Ten months	Ten months
	Year ended	Year ended	ended	ended
	December 31,	December 31,	October 31,	October 31,
	2006	2005	2007	2006
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(740,700)	$(1,837,030)	$(915,152)	$(663,006)
Adjustments to reconcile net loss
to net cash provided by/(used in) operating activities:
Depreciation and amortization	58,029	23,219	48,482	48,357
Stock option compensation expense	33,910	97,515	-	33,910
Gain recognized on payables written off	(155,054)	-	-	-
Accretion of warrants liability	5,437	3,113	-	5,438
(Increase) / decrease in:
Receivables	14,721	(27,499)	12,778	24,904
Deposits and prepaid expenses	(5,968)	98,053	3,000	(3,212)
Increase / (decrease) in:
Accounts payable	77,172	51,944	274,372	54,974
Deferred salary	240,000	234,231	200,000	200,000
Accrued interest	132,431	112,889	141,195	110,359
Accrued expenses - legal judgment	-	356,250	-	-
Other accrued expenses and other liabilities	15,071	300,774	88,561	(35,606)
Deferred revenue	(62,834)	165,308	(78,090)	(68,455)
Redemption fund reserve	(37,152)	18,270	21,443	66,866
Net cash provided by/(used in) operating activities	(424,937)	(402,963)	(203,411)	(225,471)

Cash flows from investing activities:
Purchase of events	-	(15,000)	-	-
Net cash used in investing activities	-	(15,000)	-	-

Cash flows from financing activities:
Proceeds from bank overdraft	60,890	6,100	-	15,873
Proceeds/(payments) of line of credit	(5,165)	15,292	(2,570)	(5,165)
Proceeds/(payments) - loans payable to shareholders	18,636	12,986	(124,974)	(132,802)
Proceeds from notes payable-related parties (current)	-	90,000	-	-
Proceeds from note payable (current)	-	125,000	-	-
Proceeds from issuance of common stock for cash	335,000	183,250	459,500	335,000
Net cash provided by financing activities	409,351	432,628	331,956	212,906

Net change in cash and cash equivalents	(15,586)	14,665	128,545	(12,565)

Cash and cash equivalents, beginning of period	15,586	921	-	15,586

Cash and cash equivalents, end of period	$-	$15,586	$128,545	$3,021

Supplemental disclosures of cash flow information:
Liabilities assumed as part of event acquisitions	$-	$240,000	$-	$-
Stock issuance related to acquisition of Stratus	$-	$2,000,000	$-	$-
Note payable for acquisition of Stratus	$-	$1,000,000	$-	$-

The accompanying notes are an integral part of these financial statements

PRO SPORTS & ENTERTAINMENT, INC.
STRATUS ENTERTAINMENT, INC.
PRO FORMA COMBINED BALANCE SHEET

	As of October 31, 2007 (Unaudited)
		Feris
	Pro Sports	International	Adjustments			Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$128,545	$-	$-			$128,545
Restricted cash	162,855	-	-			162,855
Receivables	0	-	-			-
Deposits and prepaid expenses	14,915	-	-			14,915
Inventory	9,483	-	-			9,483
Total current assets	315,798	-	-			315,798

Property and equipment, net	15,016	-	-			15,016
Intangible assets, net	4,421,266	-	-			4,421,266
Goodwill	2,073,345	-	-			2,073,345
Total assets	$6,825,425	$-	$-			$6,825,425

LIABILITIES AND SHAREHOLDERS' EQUITY / (DEFICIT)
Current liabilities
Bank overdraft	$92,928	$-	$-			92,928
Accounts payable	1,182,959	-	-			1,182,959
Deferred salary	1,505,512	32,400	28,800	(a	)	1,566,712
Accrued interest	668,718	13,821	-			682,539
Accrued expenses - legal judgment	365,579	-	-			365,579
Other accrued expenses and other liabilities	468,634	82,500	-			551,134
Line of credit	68,041	-	-			68,041
Loans and accounts payable to shareholders and related parties	780,111	-	-			780,111
Current portion of notes payable - related parties	90,000	-	-			90,000
Note payable	125,000	75,000	(75,000)	(b	)	125,000
Event acquisition liabilities	1,153,761	-	-			1,153,761
Deferred revenue	24,385	-	-			24,385
Redemption fund reserve	124,293	-	-			124,293
Total current liabilities	6,649,921	203,721	(46,200)			6,807,442

Non-current liabilities
Non-current portion of notes payable - related parties	1,000,000	-	-			1,000,000
Total liabilities	7,649,921	203,721	(46,200)			7,807,442

Commitments and contingencies
Shareholders' equity / (deficit)
Preferred stock, $0.0001 par value:	-	-	-			-
5,000,000 shares authorized
0 shares issued and outstanding
Common stock, $0.001 par value:	137,287	243	(137,372)	(c	)	5,500
200,000,000 shares authorized			5,342	(b	)
55,000,000 shares issued and outstanding

Additional paid-in capital	9,861,513	12,598,563	137,372	(c	)	9,861,513

			69,658	(b	)
			(12,598,563)	(d	)
			(207,030)	(f	)

Accumulated deficit	(10,823,296)	(12,802,527)	12,598,563	(d	)	(10,849,030)
			(28,800)	(a	)
			207,030	(f	)
Total shareholders' equity / (deficit)	(824,496)	(203,721)	(132,030)			(982,017)
Total liabilities and shareholders' equity / (deficit)	$6,825,425	$-	$(178,230)			$6,825,425

(a) To adjust for post-October 31, 2007 award of $28,800 to Custodian for Feris International
(b) Reflects conversion of Feris notes payable of $75,000 into 5,341,500 shares of common stock
(c) Adjustments to reflect 55,000,000 shares outstanding following the merger at par value of $0.001 per share
(d) Reverse Additional Paid-in Capital for Feris
(e) Adjustments to reflect 55,000,000 shares outstanding following the merger at par value of $0.001 per share
(f) To adjust pro-forma Additional Paid in Capital to the PSEI amount

PRO SPORTS & ENTERTAINMENT, INC.
STRATUS ENTERTAINMENT, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Ten Months Ended October 31, 2007 (Unaudited)
		Feris
	Pro Sports	International	Adjustments			Pro Forma

Net revenues	$301,310	$-	$-			$301,310

Cost of goods sold	77,103	-	-			77,103
Gross profit / (loss)	224,207	-	-			224,207

Operating expenses
General and administrative	516,019	55,800	28,800	(a	)	600,619
Legal and professional services	426,863	-	-			426,863
Depreciation & amortization	48,482	-	-			48,482
Total operating expenses	991,364	55,800	28,800			1,075,964

Loss from operations	(767,157)	(55,800)	(28,800)			(851,757)

Other income/(expenses)
Other income	21,641	-	(203,964)	(d	)	24,707
			207,030	(f	)
Interest expense, net	(169,636)	(4,962)	-			(174,598)
Total other expenses	(147,995)	(4,962)	3,066			(149,891)

Net loss	$(915,152)	$(60,762)	$(25,734)			$(1,001,648)

Basic and diluted earnings	$(0.07)	$(0.51)	$-			$(0.02)
per share

Basic and diluted weighted-
average common shares	13,668,224	118,500	41,213,276	(b	)	55,000,000

(a) To adjust for post-October 31, 2007 award of $28,800 to Custodian for Feris International
(b) To adjust weighted average common shares to the post-merger level of 55,000,000
(d) Non-cash net loss on reversing paid-in capital for Feris
(f) To adjust pro-forma Additional Paid in Capital to the PSEI amount

NOTE 1 - ORGANIZATION AND BUSINESS

Pro Sports & Entertainment, Inc. (the “Company”), a California corporation, was organized on November 23, 1998. The Company specializes in sports and entertainment events that it owns, operates, manages, markets and sells in national markets.

In August 2005 the Company acquired the business of Stratus Rewards (“Stratus”), an affiliate redemption credit card rewards program. Stratus is a private lifestyle club offering a unique luxury rewards redemption program, including private jet travel, premium travel opportunities, exclusive events and luxury merchandise.

The Company’s name was changed from GMG Sports and Entertainment, Incorporated to Pro Sports & Entertainment, Inc. on March 23, 2000.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. For the years ended December 31, 2006 and 2005, the Company incurred net losses of $740,700 and $1,837,030 respectively, and for the ten months ended October 31, 2007 and 2006, the Company incurred net losses of $915,152 and $663,006, respectively. In addition, the Company had accumulated deficits of $9,908,144 and $9,167,444 as of December 31, 2006 and 2005, respectively, and accumulated deficits of $10,823,296 as of October 31, 2007.

The Company has raised $459,500 and $335,000 through the issuance of common stock during the ten months ended October 31, 2007 and 2006, respectively. The Company believes that sufficient sources of funds exist to cover working capital needs. Management expects that the Company can generate sufficient capital to fund its operations following its anticipated reverse merger (refer to Note 17), which would result in the Company being public and having access to the wider variety of financing sources available to public companies. In addition, management believes that event operations and the Stratus Rewards affiliate redemption credit card rewards program will generate positive cash flow in the near future.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements reflect the operating results and financial position of the Company in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Restricted Cash

A portion of each credit card transaction by a card member is deposited into a trust account. This account is used to fund the purchase of goods or services by the card member through redemption of purchasing points. If a card member cancels their card and leaves unclaimed redemption points, the Company is entitled to the cash equivalent of those unclaimed points. With that exception, the cash otherwise is earmarked for member benefits and is not available to the Company for use in operations.

The Company maintains its cash in an account with a major financial institution. Deposits with this financial institution may exceed the amounts of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash with this financial institution.

Inventory

Inventory consists of merchandise for sale at Company events. The Company regularly reviews its inventory quantities on hand and, if required, would record a provision for excess and obsolete inventory based on management’s estimated forecast of future sales.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of three to five years.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Accounting for Acquisitions

The acquisition of the business of Stratus has been accounted for under Statement of Financial Accounting Standards ("SFAS") No. 141, “Business Combinations.” Goodwill represents the excess of the purchase price of an acquisition over the fair market value of the net assets acquired.

Impairment of Long-Lived Assets

In accordance with SFAS No. 142, goodwill and other intangible assets are considered to have indefinite lives and are therefore no longer amortized, but rather are subject to annual impairment tests. In accordance with SFAS No. 142, the Company reviews the recoverability of the carrying value of goodwill and other intangible assets at least annually or whenever events or circumstances indicate a potential impairment. The Company’s annual impairment testing date is December 31. Recoverability of goodwill and other intangible assets is determined by comparing the fair value to the carrying value of the underlying net assets. If the fair value is determined to be less than the carrying value of its net assets, goodwill or other intangible assets are deemed impaired and an impairment loss is recognized to the extent that the carrying value exceeds the difference between the estimated fair value and the carrying value. Long-lived intangible assets that are determined to have fixed lives are amortized over a fixed period of time, generally ten years.

Revenue Recognition

Event revenue consists of ticket sales, participant entry fees, corporate sponsorships, advertising, television broadcast fees, athlete management, concession and merchandise sales, charity receipts, commissions and hospitality functions. The Company recognizes admissions and other event-related revenues when the events are held in accordance with Statement Accounting Bulletin (“SAB”) 104. Revenues received in advance and related direct expenses pertaining to specific events are deferred until the events are actually held.

Stratus Rewards, the Company’s affiliate redemption credit card rewards program, generates revenues from transaction fees generated by member purchases using the card, and membership fees. Revenue is recognized when transaction fees are received and membership fees are amortized and recognized ratably over the twelve-month membership period from the time of receipt. Revenue is also recognized from interest income earned on the redemption trust fund.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

As of December 31, 2006, the Company had a deferred tax asset of $4,104,897, that has been fully reserved and a net operating loss carryforward of $9,652,540 for Federal purposes. The Company will continue to monitor all available evidence and reassess the potential realization of its deferred tax assets. If the Company continues to meet its financial projections and improve its results of operations, or if circumstances otherwise change, it is possible that the Company may release all or a portion of its valuation allowance in the future. Any such release would result in recording a tax benefit that would increase net income in the period the valuation is released.

Fair Value of Financial Instruments

The Company's financial instruments include accounts payable, accrued expenses and other liabilities, a line of credit, notes payable - related parties, notes payable, event acquisition liabilities and redemption fund reserve. The book value of these financial instruments are representative of their fair values.

Stock-Based Compensation

For the year ended December 31, 2005 the Company accounted for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosure of pro forma net income (loss) and income (loss) per share had the Company adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

If the computed fair values of the awards granted in the year ended December 31, 2005 had been accounted for under SFAS No. 123, the pro forma net loss would have been as follows:

Year Ended
December 31,
2005
Net loss, as reported	$1,837,030
Less: Employee stock compensation expense under APB 25	-
Plus: Total stock-based employee compensation	250
Pro forma net loss	$1,837,280

Weighted average common shares outstanding, basic & diluted	12,946,224
Loss per common share:
As reported	$0.14
Pro forma	$0.14

Stock-based awards to non-employees are calculated through the use of the Black-Scholes option-pricing model. This model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. For options granted to consultants, the Company recognizes compensation expense based on the vesting terms of the stock option agreements.

Beginning in fiscal 2006, the Company has adopted FAS 123R, which requires the expensing of stock options issued to employees. Taking into account options issued and outstanding at December 31, 2005, the Company recorded no stock compensation expense in 2006.

The Company’s calculations for these stock options granted to employees and non-employees were made using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31,
	2006	2005
Risk-free interest rate (range)	5.11% - 5.20%	3.21% - 3.86%
Expected life	1 - 2 years	2 - 3 years
Expected stock volatility	70%	71%
Expected dividends	0	0

Net Loss per Share

Pursuant to SFAS No. 128, “Earnings per Share,” the Company is required to provide dual presentation of “basic” and “diluted” earnings (loss) per share (EPS). Basic EPS amounts are based upon the weighted average number of common shares outstanding. Diluted EPS amounts are based upon the weighted average number of common and potential common shares outstanding. Potential common shares include stock options using the treasury stock method. Potential common shares are excluded from the calculation of diluted EPS in loss years, as the impact is antidilutive. Basic and diluted losses per share are the same for the years ended December 31, 2006 and December 31, 2005 because the effect of potential common stock to be issued is anti-dilutive. At December 31, 2005, there were 1,193,209 vested stock options and 16,000 unvested options outstanding. At December 31, 2006, there were 1,240,876 vested stock options and 0 unvested options outstanding. At October 31, 2007, there were 1,240,876 vested stock options and 0 unvested options outstanding. These options were not included in the diluted losses per share calculation because the effect would have been anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

New Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections,” an amendment to APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity and the correction of errors, but SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods, unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company implemented SFAS No. 154 in its fiscal year beginning January 1, 2006. The Company does not believe that implementing SFAS No. 154 will have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company does not believe that the application of SFAS No. 155 will have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that the application of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements,” which defines the fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is encouraged, provided that the Company has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company does not believe that the application of SFAS 157 will have a material impact on its financial condition, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans”. SFAS No. 158 requires employers to recognize in its statement of financial position an asset or liability based on the retirement plan’s over or under funded status. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not believe that the application of SFAS No. 158 will have a material impact on its financial condition, results of operations, or cash flows.

In September 2006, the United States Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the company’s balance sheets, statements of operations and related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company does not believe that the application of SAB 108 will have a material impact on its financial condition, results of operations, or cash flows.

In October 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement,” (That is, Gross versus Net Presentation) to clarify diversity in practice on the presentation of different types of taxes in the financial statements. The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net. That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales or, alternatively, it may net the charge to the customer and the charge from the taxing authority. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis. The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006 (the first quarter of our fiscal year 2007). The Company does not believe that the application of EITF 06-3 will have a material impact on its financial position, results of operations or cash flows.

In June, 2006 the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” (“FIN 48”) FIN 48 clarifies, among other things, the accounting for uncertain income tax positions by prescribing a minimum probability threshold that a tax position must meet before a financial statement income tax benefit is recognized. The minimum threshold is defined as a tax position that, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon adoption. The cumulative effect of applying FIN 48 at adoption is required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. FIN 48 is required to be implemented at the beginning of a fiscal year, although early adoption is permitted. The Company does not believe that the application of FIN 48 will have a material impact on its financial position, results of operations or cash flows.

NOTE 4 - ACQUISITION OF STRATUS REWARDS

Stratus Rewards

In accordance with the Asset Purchase Agreement dated August 15, 2005, by and between the Company and Stratus Rewards, LLC (“Stratus”), the Company acquired the business of Stratus, an affiliate redemption credit card rewards program.

The total consideration for this acquisition was $3,000,000, with the Company entering into a note payable of $1,000,000 and issuing 666,667 common shares valued at $2,000,000. The note is payable in eight quarterly equal payments over a 24 month period, with the first payment due upon completion of the first post-public merger funding, with such funding to be at a minimum amount of $3,000,000.

The results of operations of the business acquired have been included in the Company’s Statements of Operations from the date of acquisition. Depreciation and amortization related to the acquisition were calculated based on the estimated fair market values and estimated useful lives for property and equipment and an independent valuation for certain identifiable intangible assets acquired.

The Company’s allocation of the purchase price is summarized as follows:

Assets:
Cash	$343,627
Property and equipment	20,800
Intangible assets	927,400
Goodwill	2,073,345
Total Assets	3,365,172

Liabilities:
Redemption fund reserve	343,627
Accrued liabilities	21,545
Total Liabilities	365,172
Total Purchase Price	$3,000,000

Unaudited pro forma results of operations for the year ended December 31, 2005, as if the acquisition had occurred as of January 1, 2005 are as follows:

	Year Ended December 31, 2005
	Historical	Pro Forma
Net revenues	$408,620	$641,254
Net loss	$1,652,800	$2,406,516
Net loss per common share, basic and diluted	$0.13	$0.19
Weighted average common shares outstanding,
basic and diluted	12,946,224	12,946,224

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2006 and December 31, 2005 consisted of the following:

	December 31,			October 31,
	2006		2005	2007
				(Unaudited)
Computers and peripherals	$	,873	$52,873	$52,873
Office machines		11,058	11,058	11,058
Furniture and fixtures		56,468	56,468	56,468
		120,399	120,399	120,399
Less: accumulated depreciation		(94,869)	(82,250)	(105,383)
		$25,530	$38,149	$15,016

For the years ended December 31, 2006 and 2005 and the ten months ended October 31, 2007, depreciation expense was $12,619, $4,298 and $10,514, respectively

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

The following sets forth the intangible assets of the Company as of December 31, 2006 and 2005:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
Intangible Assets
(A) Events
● Long Beach Marathon	$300,000	$300,000	$300,000
● Millrose Games	61,233	61,233	61,233
● Concours on Rodeo	600,000	600,000	600,000
● Santa Barbara Concours d'Elegance	243,000	243,000	243,000
● Cour Tour/Action Sports Tour	1,067,069	1,067,069	1,067,069
● Freedom Bowl	344,232	344,232	344,232
● Maui Music Festival	725,805	725,805	725,805
● Athlete Management	15,000	15,000	15,000
● Snow & Ski Tour	255,000	255,000	255,000
Total - Events	$3,611,339	$3,611,339	$3,611,339

(B) Stratus Rewards
● Purchased Licensed Technology, net of
Accum. Amort. of $49,031, $14,421 and $99,873	297,069	331,679	256,227
● Membership List, net of accumulated
amort. of $15,300, $4,500 and $27,600	92,700	103,500	80,400
● Corporate Partner List	23,300	23,300	23,300
● Corporate Membership	450,000	450,000	450,000
Total - Stratus Rewards	863,069	908,479	809,927
Total Intangible Assets	$4,474,408	$4,519,818	$4,421,266

In accordance with SFAS No. 142, the Company’s goodwill and intangible assets, other than the purchased license technology and the membership list for Stratus, are considered to have indefinite lives and are therefore no longer amortized, but rather are subject to annual impairment tests. The Company’s annual impairment testing date is December 31. The Company determined that it did not have any impairment of goodwill or intangible assets at December 31, 2006 or December 31, 2005 and thus did not recognize any impairment expense in the years ended December 31, 2006 or December 31, 2005. The purchased license technology and membership list are being amortized over their estimated useful life of 10 years. For the years ended December 31, 2006 and 2005 and the ten months ended October 31, 2007, amortization expense was $45,410, $18,921 and $37,842, respectively.

NOTE 7 - LINE OF CREDIT

The company has a line of credit with Wells Fargo Bank. This line of credit has a limit of $100,000 and is guaranteed by a majority shareholder. This line of credit carries a variable interest rate based on the prime rate, being 8.25% at December 31, 2006 and 7.25% at December 31, 2005, plus a 0.75% spread per annum.

The balances outstanding at December 31, 2006, 2005 and the ten months ended October 31, 2007, were $70,611, $75,776 and $68,041 respectively. On or about June 20, 2006 Wells Fargo Bank provided a notice of entry of judgment in the amount of $78,651 against, among others, the Company to ensure payment of the amount outstanding on the line as of that date. The Company is not able to draw additional amounts under this line of credit.

For the years ended December 31, 2006 and 2005, the Company incurred interest expense in relation to the line of credit totaling $5,387 and $5,520, respectively. In addition, as at December 31, 2006 and 2005, the Company has accrued interest in relation to the line of credit of $12,030 and $6,643, respectively.

NOTE 8 - LOANS PAYABLE TO SHAREHOLDERS

Loans Payable to Shareholders at December 31, 2006 and 2005 and October 31, 2007 consisted of the following:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
Loans payable to shareholders, due on demand,
with an interest rate of 9.5%	$905,086	$886,450	$780,111

For the years ended December 31, 2006 and 2005 and the ten months ended October 31, 2007, the Company incurred interest expense on these Loans Payable to Shareholders of $72,657, $86,999, and $73,227 respectively. As at December 31, 2006 and 2005 and the ten months ended October 31, 2007 the Company has accrued interest on these Loans Payable to Shareholders of $401,071 and $328,414, and $474,298, respectively. Loans payable to the Company’s president comprised $895,086, $886,450 and $770,111 of the total loans payable to shareholders as of December 31, 2006 and 2005, and October 31, 2007.

NOTE 9 - NOTES PAYABLE TO RELATED PARTIES

Notes Payable to Related Parties at December 31, 2006 and 2005 and October 31, 2007 consisted of the following:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
● Note payable to shareholder (unsecured), dated	$70,000	$70,000	$70,000
January 14, 2005, with maturity date of May 14, 2005.
The principal amount and accrued interest were payable
on May 14, 2005, plus interest at 10% per annum. This
note is currently in default.

● Note payable to shareholder (unsecured), dated	10,000	10,000	10,000
February 1, 2005, with maturity date of June 1, 2005.
The principal amount and accrued interest were payable
on June 1, 2005, plus interest at 10% per annum. This
note is currently in default.

● Note payable to shareholder (unsecured), dated	10,000	10,000	10,000
February 5, 2005, with maturity date of June 5, 2005.
The principal amount and accrued interest were payable
on June 5, 2005, plus interest at 10% per annum. This
note is currently in default.

● Note payable to shareholder related to purchase of	1,000,000	1,000,000	1,000,000
Stratus. The note is payable in eight quarterly equal
payments over a 24 month period, with the first payment
due upon completion of the first post-public merger
funding, with such funding to be at a minimum amount
of $3,000,000.

Total	1,090,000	1,090,000	1,090,000
Less: current portion	90,000	90,000	90,000
Long-term portion	$1,000,000	$1,000,000	$1,000,000

The future obligations under these Notes Payable to Related Parties were as follows at December 31, 2006:

Year Ending
December 31,
2008	$90,000
2009	$500,000
2010	$500,000
$1,090,000

For the years ended December 31, 2006 and 2005 and the ten months ended October 31, 2007, the Company incurred interest expense on these Notes Payable to Related Parties of $9,000, $8,521, and $7,500respectively. As at December 31, 2006 and 2005 and October 31, 2007, the Company has accrued interest on these Notes Payable to Related Parties of $17,520, $8,522 and $25,020, respectively.

NOTE 10 - NOTE PAYABLE

The Note Payable at December 31, 2006 and 2005, and October 31, 2007 consisted of the following:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
● Note payable to non-shareholder (unsecured),	$125,000	$125,000	$125,000
date January 19, 2005 with maturity date of
May 19, 2005. The principal amount and accrued
interest were payable June 1, 2005, plus interest
at 10% per annum. This note is currently in default.

Total	125,000	125,000	125,000
Less: current portion	125,000	125,000	125,000
Long-Term portion	$0	$0	$0

For the years ended December 31, 2006 and 2005 and the ten months ended October 31, 2007, the Company incurred interest expense on this Note Payable of $12,500, $11,849 and $10,417, respectively. As at December 31, 2006 and 2005 and October 31, 2007, the Company has accrued interest on this Note Payable of $24,349, $11,849 and $34,766, respectively.

NOTE 11 - EVENT ACQUISITION LIABILITIES

The following sets forth the liabilities, in relation to the acquisition of events (refer to Note 6), assumed by the Company as of December 31, 2006 and December 31, 2005:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
● Concours on Rodeo	$430,043	$430,043	$430,043
● Core Tour/Action Sports Tour	483,718	483,718	483,718
● Snow & Ski Tour	240,000	240,000	240,000
	$1,153,761	$1,153,761	$1,153,761

NOTE 12 - REDEMPTION FUND RESERVE

The redemption fund reserve records the liabilities related to the Company’s obligations to pay for the redemption of rewards from the Stratus credit card rewards program. As at December 31, 2006 and 2005 and October 31, 2007, the Company has balances in this redemption fund reserve account of $346,806, $482,647 and $124,293, respectively.

NOTE 13 - RELATED PARTY TRANSACTION

During the years ended December 31, 2005 and 2006 and the ten months ended October 31, 2007, under an agreement which expired at September 30, 2006 and was extended on a month-to-month basis, the Company rented office space owned by the Chairman, President and Chief Executive Officer of the Company. The total rent expense paid by the Company in the years ended December 31, 2006 and 2005 was $25,000 and $12,000, respectively, and $20,833 for the ten months ended October 31, 2007. The Company believes that such rents are at or below prevailing market rates and is continuing to rent this space.

NOTE 14 - SHAREHOLDERS’ EQUITY / (DEFICIT)

(A) Preferred Stock

The Company has 5,000,000 authorized shares of preferred stock and, as of December 31, 2006 and 2005 and October 31, 2007, there were no preferred shares issued and outstanding.

(B) Common Stock

During the years ended December 31, 2006 and 2005 the Company raised $335,000 and $183,250, respectively, through the issuance of 191,182 and 223,053 shares of common stock, respectively. The capital raised through these issuances of common stock includes offering costs for the years ended December 31, 2006 and 2005 of $5,844 and $0, respectively, and was used to fund the general operations of the company. During the ten months ended October 31, 2007, the company raised $459,500 through the issuance of 153,167 shares of common stock

(C) Stock Options

During the year ended December 31, 2005, the Company granted options, for financing services, to a shareholder to purchase 8,000 shares of its common stock. These stock options were granted with an exercise price of $1.55 and have a five-year term.

During the year ended December 30, 2006, the Company granted options, for finders’ fees and consulting advice, to two shareholders and one non-shareholder, to purchase 31,667 shares of its common stock. These stock options were granted with exercise prices ranging from $2.00 to $3.00 and have five-year terms.

In relation to the above options, for the years ended December 31, 2006 and 2005, the Company has recorded expenses of $33,910 and $14,521, respectively. There were no stock options granted during the ten months ended October 31, 2007

Stock option activity is as follows:

	Number	Average Exercise
	of Options	Price
Balance outstanding at December 31, 2004	1,201,209	$0.79
(1,142,217 options exercisable at weighted average exercise price of $0.75)
Granted (weighted average fair value of $3.00)	8,000	$1.55
Exercised	0
Balance outstanding at December 31, 2005	1,209,209	$0.79
(1,193,209 options exercisable at weighted average exercise price of $0.78)

Granted (weighted average fair value of $2.21)	31,667	$3.00
Exercised	0
Balance outstanding at December 31, 2006	1,240,876	$0.83
(1,240,876 options exercisable at weighted average exercise price of $0.83)

Granted	0
Exercised	0
Balance outstanding at October 31, 2007	1,240,876	$0.83
(1,240,876 options exercisable at weighted average exercise price of $0.83)

Additional information regarding options outstanding as of October 31, 2007 is as follows:

		Options outstanding		Options Exercisable
			Weighted		Weighted
		Weighted average	Average		Average
Range of	Number	remaining life	Exercise	Number	Exercise
Exercise Prices	Outstanding	(years)	Price	Exercisable	Price
$0.00 - $0.50	878,431	2.0	$0.50	878,431	$0.50
$0.51 - $1.55	328,378	2.5	$1.55	312,378	$1.55
$1.56 - $3.00	2,400	2.0	$3.00	2,400	$3.00
Totals	1,209,209	2.5	$0.79	1,193,209	$0.78

Additional information regarding options outstanding as of October 31, 2007 is as follows:

		Options outstanding		Options Exercisable
			Weighted		Weighted
		Weighted average	Average		Average
Range of	Number	remaining life	Exercise	Number	Exercise
Exercise Prices	Outstanding	(years)	Price	Exercisable	Price
$0.00 - $0.50	878,431	1.0	$0.50	878,431	$0.50
$0.51 - $1.55	328,378	1.5	$1.55	328,378	$1.55
$1.56 - $3.00	34,067	4.0	$2.27	34,067	$2.27
Totals	1,240,876	2.0	$0.83	1,240,876	$0.83

(D) Warrants

During the year ended December 31, 2005 the Company granted warrants with rights to purchase $36,250 of its common stock. These warrants have terms of five years and the exercise prices for these warrants are to be the share prices applicable in the next Company Financing after February 2005 as a result of the proposed Reverse Merger. The warrants will expire in 2010. The Company valued these warrants, using the Black-Scholes option pricing model, at December 31, 2006 and 2005, at $15,562 and $15,562, respectively, and included this liability in other accrued expenses and other liabilities. There were no warrants granted in the ten months ended October 31, 2007.

These warrants were granted as financing costs related to notes payable agreements with two shareholders and one non-shareholder. The warrants are accounted for as financing costs which were capitalized and amortized over the five-year life of the debt. Total amortization expense for the years ended December 31, 2006 and 2005 were $5,437 and $3,112, respectively.

The Company analyzed these warrants in accordance with EITF pronouncement No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The Company determined that the warrants should be classified as a liability based on the fact that the number of shares attributable to these warrants is indeterminate.

NOTE 15 - INCOME TAXES

Significant components of the Company's deferred tax assets for federal income taxes for the years ended December 31, 2006 and December 31, 2005 and the ten months ended October 31, 2007 consisted of the following:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
Net operating loss carryforward	$3,916,987	$3,605,292	$4,235,436
Amortization	(521,784)	(332,943)	(577,235)
Stock option compensation	170,327	155,800	170,327
Deferred compensation	559,281	456,465	644,961
Deferred state tax	(246,411)	(225,579)	(275,118)
Other	226,467	170,278	286,955
Valuation allowance	(4,104,867)	(3,829,313)	(4,485,326)
Net deferred tax asset	$-	$-	$-

For the years ended December 31, 2006 and December 31, 2005 and the ten months ended October 31, 2007, the Company had net operating loss carry-forwards (“NOL”) for federal and state income tax purposes of approximately:

	December 31,		October 31,
	2006	2005	2007
			(Unaudited)
Combined NOL:
Federal	$9,652,540	$8,924,260	$10,314,928
California	7,230,066	6,457,076	8,239,367

The net operating loss carry-forwards begin expiring in 2019 and 2009, respectively. The utilization of net operating loss carry-forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions. The Company recorded a 100% valuation allowance on the deferred tax assets at December 31, 2006 and 2005 and the ten months ended October 31, 2007 because of the uncertainty of their realization.

A reconciliation of the income tax credit computed at the federal statutory rate to that recorded in the financial statements is as follows:

	December 31, 2006		December 31, 2005		October 31, 2007
Rate reconciliation:
Federal credit at statutory rate	(251,838)	34.00%	(561,952)	34.00%	(311,152)	34.00%
State tax, net of Federal benefit	(42,289)	5.80%	(95,517)	5.78%	(55,038)	5.80%
Change in valuation allowance	294,188	-39.81%	656,023	-39.69%	362,642	-39.81%
Other	739	-0.10%	2,246	-0.14%	4,348	-0.10%
Total provision	800	-0.11%	800	-0.05%	800	-0.11%

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Leases

Effective September 1, 2006, the Company entered into a lease agreement for office facilities on a month-to-month basis and this agreement requires monthly payments of $4,318.

Effective October 1, 2005, the Company entered into a one-year lease agreement for office facilities and this agreement required monthly payments of $4,000.

Rent expense for the years ended December 31, 2006 and 2005 and the ten months ended October 31, 2007 amounted to $64,426, $100,609 and $49,764, respectively.

Legal matters

In connection with a settlement agreement, on or about May 27, 2005, a legal judgment was entered in the Superior Court of the County of Los Angeles against the Company in favor of the previous owners of the “Core Tour” event, in the amount of $483,718. The dispute arose out of the Company’s asset purchase of the “Core Tour” event from the plaintiffs. In addition, this judgment specified that the Company must pay interest at a stipulated amount per day. The Company recorded interest expense related to this note of $32,888 and $39,664 in the years ending December 31, 2006 and 2005. The Company has recorded the total liability of $556,270 and $523,382 as of December 31, 2006 and 2005 and has included the acquisition cost in intangible assets. The terms of the judgment call for ownership of the “Cour Tour” event to revert to the plaintiffs if they are not paid the judgment plus interest by October 31, 2006. While the Company did not make this payment, the Company is in active discussions regarding having the Plaintiffs join the Company and manage these events upon obtaining initial funding. The Plaintiffs have not moved to enforce this judgment and the Company expects that the discussions with the Plaintiffs will result in them joining the Company and running the events, although there can be no assurance that this outcome will occur.

On or about May 18, 2004, a plaintiff, an ex-employee, filed a complaint against the Company, seeking damages.. On or about July 14, 2005, the Labor Commissioner for the State of California entered a judgment against the Company in favor of this former employee for a total award amount of $9,329. The Company has recorded the entire liability as of December 31, 2006 and December 31, 2005. The Company plans to seek to set aside this judgment, disputing that it owes the plaintiff the amount claimed.

On or about February 27, 2006, a plaintiff, an ex-employee, filed a complaint against the Company, seeking $356,250 in damages. On or about June 23, 2006, the Superior Court of the County of Los Angeles entered a default against the Company in favor of this former employee. The Company has recorded the entire liability as of December 31, 2006 and December 31, 2005. The Company plans to seek to set aside the default, disputing that it owes the plaintiff the amount claimed but, rather, that the plaintiff was fully paid upon his voluntary resignation from the Company. On January 24, 2008, the Company received a tentative order from the Court vacating the award.

On or about June 20, 2006, the plaintiff, Wells Fargo Bank, provided a notice of entry of judgment in the amount of $78,651 against, among others, the Company, formerly known as GMG Sports and Entertainment, Incorporated to ensure payment of the amount outstanding on the line as of that date. The remaining, undrawn amount on the line is not available to the Company.

The Company is currently involved in disputes with the previous owners of the “Concours on Rodeo”, “Millrose Games” and “American Snowboard Tour and American Freeski Tour” events. Company management believes that these disputes could result in future litigation or disruption of the ability of the Company to run these events, but is unable at this time to estimate the potential outcomes.

Employment Agreement

The Company has an Employment Agreement (“Agreement”), dated January 1, 2002, with its President and Chief Executive Officer, which requires the Company to offer a non-qualified stock option to purchase 10% of the fully diluted shares of the Company’s capital stock issued and outstanding on January 1, 2002, the effective date of the Agreement. The stock option has a term of five years at an exercise price of $0.50 per share (which was equal to the fair value) and vested immediately on the date of the agreement. This stock option is subject to a customary anti-dilution provision with respect to any stock splits, mergers, reorganizations and other such events. The length of this Agreement is five years from the effective date unless the employment is terminated for another cause. During the duration of this Agreement, the Chief Executive Officer is entitled to an annual salary of $240,000 and a bonus of $250,000 in the event a Valuing Event causes the Company to be valued in excess of $100,000,000 and an additional bonus of $500,000 in the event a Valuing Event causes the Company to be valued in excess of $500,000,000. For the years ended December 31, 2006 and December 31, 2005, no bonuses have been paid by the Company in relation to this Agreement.

NOTE 17 - SUBSEQUENT EVENTS

Reverse Merger

Subsequent to October 31, 2007, the Company signed an “Agreement and Plan of Merger” (Reverse Merger Agreement) with Feris International. (“FIIS”), a public company. FIIS will acquire all the issued and outstanding shares of the Company in exchange for issuing approximately 49,500,000 common shares of FIIS to the shareholders of the Company, resulting in current shareholders of the Company owning 90% of the combined entity.

This reverse merger will result in the Company becoming a public company and able to access additional capital for the purpose of funding its operations.

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PRO SPORTS ENTERTAINMENT, INC.
STRATUS ENTERTAINMENT, INC.
PRO FORMA COMBINED BALANCE SHEET

	As of October 31, 2007 (Unaudited)
		Feris
ASSETS	Pro Sports	International	Adjustments		Pro Forma

Current assets
Cash and cash equivalents	$128,545	$-	$-		$128,545
Restricted cash	162,855	-	-		162,855
Receivables	0	-	-		-
Deposits and prepaid expenses	14,915	-	-		14,915
Inventory	9,483	-	-		9,483
Total current assets	315,798	-	-		315,798

Property and equipment, net	15,016	-	-		15,016
Intangible assets, net	4,421,266	-	-		4,421,266
Goodwill	2,073,345	-	-		2,073,345
Total assets	$6,825,425	$-	$-		$6,825,425

LIABILITIES AND SHAREHOLDERS' EQUITY / (DEFICIT)
Current liabilities
Bank overdraft	$92,928	$-	$-		92,928
Accounts payable	1,182,959	-	-		1,182,959
Deferred salary	1,505,512	32,400	28,800	(a)	1,566,712
Accrued interest	668,718	13,821	-		682,539
Accrued expenses - legal judgment	365,579	-	-		365,579
Other accrued expenses and other liabilities	468,634	82,500	-		551,134
Line of credit	68,041	-	-		68,041
Loans and accounts payable to shareholders and related parties	780,111	-	-		780,111
Current portion of notes payable - related parties	90,000	-	-		90,000
Note payable	125,000	75,000	(75,000)	(b)	125,000
Event acquisition liabilities	1,153,761	-	-		1,153,761
Deferred revenue	24,385	-	-		24,385
Redemption fund reserve	124,293	-	-		124,293
Total current liabilities	6,649,921	203,721	(46,200)		6,807,442

Non-current liabilities
Non-current portion of notes payable - related parties	1,000,000	-	-		1,000,000
Total liabilities	7,649,921	203,721	(46,200)		7,807,442

Commitments and contingencies
Shareholders' equity / (deficit)
Preferred stock, $0.0001 par value:	-	-	-		-
5,000,000 shares authorized
0 shares issued and outstanding
Common stock, $0.001 par value:	137,287	243	(137,372)	(c)	5,500
200,000,000 shares authorized			5,342	(b)
55,000,000 shares issued and outstanding

Additional paid-in capital	9,861,513	12,598,563	137,372	(c)	9,861,513

			69,658	(b)
			(12,598,563)	(d)
			(207,030)	(f)

Accumulated deficit	(10,823,296)	(12,802,527)	12,598,563	(d)	(10,849,030)
			(28,800)	(a)
			207,030	(f)
Total shareholders' equity / (deficit)	(824,496)	(203,721)	(132,030)		(982,017)
Total liabilities and shareholders' equity / (deficit)	$6,825,425	$-	$(178,230)		$6,825,425
_________________________________________________________________
(a)	To adjust for post-October 31, 2007 award of $28,800 to Custodian for Feris International
(b)	Reflects conversion of Feris notes payable of $75,000 into 5,341,500 shares of common stock
(c)	Adjustments to reflect 55,000,000 shares outstanding following the merger at par value of $0.001 per share
(d)	Reverse Additional Paid-in Capital for Feris
(e)	Adjustments to reflect 55,000,000 shares outstanding following the merger at par value of $0.001 per share
(f)	To adjust pro-forma Additional Paid in Capital to the PSEI amount

PRO SPORTS ENTERTAINMENT, INC. STRATUS ENTERTAINMENT, INC. PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Ten Months Ended October 31, 2007 (Unaudited)
		Feris
	Pro Sports	International	Adjustments		Pro Forma

Net revenues	$301,310	$-	$-		$301,310

Cost of goods sold	77,103	-	-		77,103
Gross profit / (loss)	224,207	-	-		224,207

Operating expenses
General and administrative	516,019	55,800	28,800	(a)	600,619
Legal and professional services	426,863	-	-		426,863
Depreciation & amortization	48,482	-	-		48,482
Total operating expenses	991,364	55,800	28,800		1,075,964

Loss from operations	(767,157)	(55,800)	(28,800)		(851,757)

Other income/(expenses)
Other income	21,641	-	(203,964)	(d)	24,707
			207,030	(f)
Interest expense, net	(169,636)	(4,962)	-		(174,598)
Total other expenses	(147,995)	(4,962)	3,066		(149,891)

Net loss	$(915,152)	$(60,762)	$(25,734)		$(1,001,648)

Basic and diluted earnings per share	$(0.07)	$(0.51)	$-		$(0.02)

Basic and diluted weighted-
average common shares	13,668,224	118,500	41,213,276	(b)	55,000,000
_________________________________________________________________
(a)	To adjust for post-October 31, 2007 award of $28,800 to Custodian for Feris International
(b)	To adjust weighted average common shares to the post-merger level of 55,000,000
(d)	Non-cash net loss on reversing paid-in capital for Feris
(f)	To adjust pro-forma Additional Paid in Capital to the PSEI amount